Exhibit 4.5

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

by and among

BAKERCORP INTERNATIONAL HOLDINGS, INC.

PERMIRA IV CONTINUING L.P.1,

PERMIRA IV CONTINUING L.P.2,

PERMIRA INVESTMENTS LIMITED,

P4 CO-INVESTMENT L.P

and

the MINORITY STOCKHOLDERS party hereto

Dated as of June 1, 2011

24.	Remedies	17

25.	Termination	17

26.	Information	17

Schedule I List of Stockholders

Exhibit A Non-Competition Agreement

2

BAKERCORP INTERNATIONAL HOLDINGS, INC.

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is dated as of June 1, 2011, by and among BakerCorp International Holdings, Inc., a Delaware corporation (the “Company”), Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, the “Permira Stockholders”), the parties identified on the signature pages hereto as “Management Stockholders” (the “Management Stockholders”) and the parties identified on the signature pages hereto as “Additional Stockholders”(the “Additional Stockholders”, collectively with the Management Stockholders, the “Minority Stockholders” and, collectively with the Permira Stockholders, the “Stockholders”).

A. WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of April 12, 2011 (the “Merger Agreement”), by and among the Company, B-Corp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), LY BTI Holdings Corp., a Delaware corporation (as such name is amended after the date hereof, “Target”) and Lightyear Capital LLC, solely in its capacity as stockholder representative, pursuant to which Merger Sub will merge with and into Target with Target surviving as a wholly owned subsidiary of the Company (the “Merger”);

B. WHEREAS, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, the Permira Stockholders owned all of the outstanding shares of Common Stock of the Company;

C. WHEREAS, pursuant to the Merger Agreement, the Company and certain of the Management Stockholders have entered into a Contribution Agreement, dated as of April 12, 2011 (the “Initial Contribution Agreement”), pursuant to which such Management Stockholders will contribute to the Company shares of common stock and options of Target in exchange for Common Stock and options to purchase Common Stock (the “Options”), respectively, as set forth on Schedule I hereto;

D. WHEREAS, simultaneously with the consummation of the transactions contemplated by the Merger Agreement, certain other Management Stockholders have entered into a contribution agreement (together with the Initial Contribution Agreement, the “Contribution Agreements”), pursuant to which such Management Stockholders will contribute to the Company shares of common stock and options of Target in exchange for Common Stock and Options, respectively, as set forth on Schedule I hereto;

E. WHEREAS, simultaneously with the consummation of the transactions contemplated by the Merger Agreement, the Permira Stockholders, the Additional Stockholders and the Company have entered into a series of subscription agreements, dated as of the date hereof (the “Subscription Agreements”) pursuant to which such Stockholders will subscribe for the number of shares of Common Stock set forth in Schedule I hereto;

F. WHEREAS, immediately after the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Merger Agreement, the Contribution Agreements and the Subscription Agreements, the Permira Stockholders will hold a majority of the Common Stock and the Minority Stockholders will hold the remainder of the Common Stock;

G. WHEREAS, as of the Effective Time, each of the Management Stockholders shall have entered into, and/or may in the future enter into, a stock option agreement (or agreements) with the Company, pursuant to which, and on the terms and subject to the conditions set forth therein, the Company has agreed or may agree to grant Options to the Management Stockholders, which upon Exercise of such Options, the Option Stock will be subject to this Agreement; and

H. WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of assuring continuity in the management and ownership of the Company and limiting the manner and terms by which the Minority Stockholders’ Common Stock may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows, effective as of the Effective Time:

1. Definitions. Capitalized and other terms used and not otherwise defined herein shall have their respective meanings as defined in Annex A hereto.

2. Interpretation.

(a) Unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) References herein to a specific Article, Section, Schedule, Exhibit or Annex shall refer, respectively, to Articles, Sections, Schedules, Exhibits or Annexes of this Agreement, unless the express context otherwise requires.

(d) Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” unless clearly indicated otherwise.

(e) The headings and titles in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

3. Restrictions on Transfer of Company Stock.

(a) Prohibition Against Transfer of Management Company Stock. No Minority Stockholder may, directly or indirectly, sell, transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of (any of the foregoing, a “Transfer”) any Company Stock, or any interest therein, except in accordance with Section 3(b) or with the prior written consent of the Company.

(b) Permitted Transfers. Subject to Section 4(f), the provisions of Section 3(a) shall not apply to the following Transfers:

(i) any Transfer of Company Stock by a Minority Stockholder to members of such Minority Stockholder’s Family Group;

(ii) any Transfer of Company Stock by a Minority Stockholder to the Company or any Permira Stockholder or any Affiliate of any Permira Stockholder;

(iii) any Transfer of Company Stock by a Minority Stockholder to the Company in a transaction approved by the Board of Directors of the Company;

(iv) any Transfer of Company Stock by a Minority Stockholder to any Person in connection with a merger, consolidation, acquisition, sale, exchange, recapitalization, reorganization, or similar transaction approved by the Board of the Company; and

(v) any Transfer of Company Stock pursuant to Sections 4, 5 or 6;

(the transferee of any such Transfer being a “Permitted Transferee”); provided that the Minority Stockholder making the Transfer must first give the Company at least ten (10) days prior written notice of such Transfer, which notice must include the name and address of the Permitted Transferee and the number of shares of Company Stock to be Transferred; provided, further, that the Permitted Transferee must, prior to any such Transfer, have agreed in writing to be bound by the provisions of this Agreement affecting the Company Stock and have executed and delivered a joinder agreement or such other documents that may be reasonably requested by the Company. Any Transfer or attempted Transfer of any Company Stock in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported, transferee of such Company Stock as the owner of such shares for any purpose.

4. Drag-Along Rights.

(a) If any one or more of the Permira Stockholders (the “Permira Sellers”) proposes to Transfer (including pursuant to a merger), to any Person or Group that is not an Affiliate of any of the Permira Stockholders (a “Third Party Purchaser”), more than 50% of the shares of Common Stock of the Company, then the Permira Sellers may require each other Stockholder (the “Dragged Stockholder”) to Transfer that percentage of its Common Stock equal to the percentage of the Common Stock held by the Permira Sellers which are being Transferred to the Third Party Purchaser for the same per share consideration and otherwise on equivalent terms and conditions as those received by the Permira Sellers (the “Drag-Along Sale”); provided, however, that no Stockholder shall be required to Transfer any shares of Common Stock unless each other Stockholder is also required to make such a Transfer in accordance with this Section 4.

(b) The Permira Sellers shall send written notice (the “Drag-Along Notice”) of the exercise of its rights pursuant to this Section 4 to each Dragged Stockholder setting forth the consideration per share of Common Stock to be paid pursuant to the Drag-Along Sale, the identity of the Third Party Purchaser and any other material terms and conditions of the transaction. Each Dragged Stockholder, upon receipt of the Drag-Along Notice, shall be obligated to (i) vote its shares of Common Stock, if applicable, in favor of such Drag-Along Sale at any meeting of holders of Common Stock called to vote on or approve such Drag-Along Sale (or any written consent solicited for such purpose), (ii) participate in the Drag-Along Sale and Transfer all of its shares of Common Stock required to be Transferred pursuant to Section 4(a) to such Third Party Purchasers and (iii) otherwise take all necessary action, including, without limitation, to the extent applicable, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, entering into an agreement reflecting the terms of the Drag-Along Sale, surrendering certificates, cooperating in obtaining any applicable Governmental Authorization and otherwise as reasonably required to assist the Permira Sellers in the consummation of such Drag-Along Sale. Any such Drag-Along Notice may be rescinded by the Permira Sellers by delivering written notice thereof to each Dragged Stockholder.

(c) Solely for purposes of Section 4(b)(i) and in order to secure the performance of each Stockholder’s obligations under Section 4(b)(i), each Stockholder hereby irrevocably appoints each other Stockholder that qualifies as a Drag-Along Proxy Holder (as defined below) the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Common Stock as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Common Stock in accordance with the terms of Section 4(b)(i) (each such Stockholder, a “Breaching Drag-Along Stockholder”) within three (3) days of a request for such vote or written consent. Upon such failure, the Permira Sellers shall have and are hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Drag-along Stockholder’s Common Stock for the purposes of taking the actions required by Section 4(b)(i) (such Permira Sellers, a “Drag-Along Proxy Holder”). Each Stockholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4(b)(i) with respect to the Common Stock owned by such Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 4(c) shall be deemed to be revoked upon the termination of this Section 4 in accordance with this Agreement.

(d) The obligations of each Dragged Stockholder pursuant to Section 4(a) are subject to the satisfaction of the following conditions:

(i) A Dragged Stockholder shall not be required to provide any representations or warranties in connection with the Drag-Along Sale other than representations and warranties concerning such Dragged Stockholder’s valid ownership of its shares of Common Stock free of all Encumbrances, and such Dragged Stockholder’s authority, power and right to enter into and consummate the Drag-Along Sale.

(ii) In the event that the Permira Sellers are required to provide representations, warranties or indemnities in connection with the Drag-Along Sale (other than representations, warranties or indemnities by any concerning the Permira Sellers valid ownership of their shares of Common Stock free of all Encumbrances, and the Permira Sellers authority, power and right to enter into and consummate the Drag-Along Sale without violating any other agreement) and the Permira Sellers are required to indemnify the party or parties transacting with the Permira Sellers in the Drag-Along Sale, then each Dragged Stockholder shall indemnify the Permira Sellers (or shall provide the same indemnity as the Permira Sellers to the party or parties transacting with the Permira Sellers in the Drag-Along Sale) to the extent of the lesser of (A) its pro rata share of such indemnification payments (based upon the total consideration received by such Dragged Stockholder divided by the total consideration received by all sellers in such Drag-Along Sale) and (B) the total proceeds actually received by such Dragged Stockholder as consideration for its shares of Common Stock in such Drag-Along Sale. In any such event, such liability shall be several and not joint with any other Person.

(e) Each Dragged Stockholder shall use commercially reasonable efforts to secure any Governmental Authorization required to be obtained by such Dragged Stockholder and shall provide any information which may be needed from such Dragged Stockholder in connection therewith, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the Drag-Along Sale.

(f) Notwithstanding anything in this Section 4 to the contrary, no Transfer by any Dragged Stockholder shall be permitted from the time that a Drag-Along Notice is received until the consummation or termination of such Drag-Along Sale (other than any Transfer by the Dragged Stockholders in such Drag-Along Sale). The provisions of this Section 4 shall also apply to any shares of Common Stock acquired by or issued to any Stockholder after the date of this Agreement, including any Option Stock.

(g) All costs and expenses of the Drag-Along Sale incurred by any Dragged Stockholder shall be borne by such Dragged Stockholder. Notwithstanding the foregoing, the Dragged Stockholders shall not be required to bear any costs and expenses of such Drag-Along incurred by the Permira Sellers (it being understood that such expenses may be paid for by the Company).

(h) For purposes of clarification, when used in this Section 4, the phrases “same per share consideration” and “equivalent terms and conditions” shall not include transaction, banking, monitoring or service fees or any other fees of a similar nature paid to the Permira Stockholders, whether in connection with such Drag-Along Sale or otherwise, or any employment, consulting, change of control, non-compete or any other fees of a similar nature paid to the Dragged Stockholder, whether in connection with such Drag-Along Sale or otherwise.

5. Tag-Along Rights.

(a) Subject to Section 4 hereof, if any one or more of the Permira Sellers proposes to Transfer (including pursuant to a merger) shares of Common Stock to a Third Party Purchaser, then each Minority Stockholder shall have the right (the “Tag-Along Right”) to include a number of shares of Common Stock and vested Option Stock owned by it in the Tag-Along Sale, for the same per share consideration (which, in the case of vested Option Stock, shall be adjusted as provided in the last sentence of this Section 5(a)) and upon equivalent terms and conditions to be paid and given to the Permira Sellers for its shares of Common Stock in the agreement contemplating such Tag-Along Sale, equal to the product (rounded down to the nearest whole number) obtained by multiplying (A) a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock and vested Option Stock owned by such Minority Stockholder and the denominator of which is the total number of issued and outstanding shares of Common Stock and vested Option Stock owned by the Permira Sellers and all Minority Stockholders exercising their Tag-Along Rights under this Section 5, collectively, by (B) the number of shares of Common Stock and vested Option Stock proposed to be sold in the contemplated Tag-Along Sale without regard to the terms of this Section 5 (the product of (A) and (B), with respect to each Minority Stockholder exercising its Tag-Along Rights under this Section 5, the “Tag-Along Shares”). Notwithstanding the foregoing, the purchase price payable per share of vested Option Stock pursuant to this Section 5 shall be the same per share consideration paid to the Permira Sellers for its shares of Common Stock in the agreement contemplating such Tag-Along Sale, less the per share exercise price applicable to such vested Option Stock.

(b) The Permira Sellers shall give notice (the “Tag-Along Notice”) to each Minority Stockholder of any Tag-Along Sale giving rise to the Tag-Along Rights at least ten (10) days prior to the proposed consummation of such Tag-Along Sale, setting forth the number of shares of Common Stock proposed to be sold in the Tag-Along Sale, the maximum number of Tag-Along Shares that may be sold by such Minority Stockholder as determined in accordance with Section 5(a) assuming each Minority Stockholder has exercised its rights under this Section 5, the name of the proposed Third Party Purchaser, the consideration and other material terms offered by such Third Party Purchaser and a representation that the proposed Third Party Purchaser has been informed of the Minority Stockholders’ rights under this Section 5. The rights provided pursuant to this Section 5 must be exercised by each Minority Stockholder within ten (10) days following receipt of the Tag-Along Notice (the “Tag-Along Exercise Period”), by giving written notice to the Permira Sellers (with a copy to the Company) indicating such Minority Stockholder’s desire to exercise, in whole or in part, its Tag-Along Rights and specifying the number of Tag-Along Shares to be sold by such Minority Stockholder in the Tag-Along Sale.

(c) Conditions to Tag-Along Sale. The rights and obligations of each Minority Stockholder pursuant to Section 5 are subject to the satisfaction of the following conditions:

(i) A Minority Stockholder shall not be required to provide any representations or warranties in connection with a Tag-Along Sale other than representations and warranties concerning such Minority Stockholder’s valid ownership of its shares of Common Stock free of all Encumbrances, and such Minority Stockholder’s authority, power and right to enter into and consummate the sale pursuant to Section 5(a).

(ii) In the event that the Permira Sellers are required to provide representations, warranties or indemnities in connection with the Tag-Along Sale (other than representations, warranties or indemnities concerning the Permira Seller’s valid ownership of their shares of Common Stock free of all Encumbrances, and the Permira Seller’s authority, power and right to enter into and consummate the sale without violating any other agreement) and the Permira Sellers are required to indemnify the party or parties transacting with the Permira Sellers in such Tag-Along Sale, then each Minority Stockholder shall indemnify the Permira Sellers (or shall provide the same indemnity as the Permira Sellers to the party or parties transacting with the Permira Sellers in the Tag-Along Sale) to the extent of the lesser of (A) its pro rata share of such indemnification payments (based upon the total consideration received by Minority Stockholder divided by the total consideration received by all sellers in such Tag-Along Sale) and (B) the total proceeds actually received by such Minority Stockholder as consideration for its shares of Common Stock and Option Stock in such Tag-Along Sale. In any such event, such liability shall be several and not joint with any other Person.

(d) The requirements of this Section 5 shall not apply to (i) proposed Transfers of Common Stock by the Permira Stockholders in a transaction or series of related transactions which in the aggregate represents less than or equal to 10% of the shares of Common Stock held by the Permira Stockholders as of such transaction or series of related transactions, (ii) Transfers to any Affiliate of any Permira Seller or any director or officer of the Company, (iii) Transfers to a Permitted Transferee or (iv) any Transfer of Common Stock required to be made by a Dragged Stockholder pursuant to a Drag-Along Sale. The requirements of this Section 5 are in addition to, and not in limitation of, any other restrictions on Transfers of Common Stock contained in this Agreement.

(e) If a Minority Stockholder exercises its Tag-Along Rights under this Section 5: (i) the closing of the purchase of the shares of Common Stock and Option Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Permira Sellers’ shares of Common Stock, and (ii) such Minority Stockholder shall use commercially reasonable efforts to secure any Governmental Authorization required to be obtained by such Minority Stockholder and shall provide any information which may be needed from such Minority Stockholder in connection therewith, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the Tag-Along Sale.

(f) The provisions of this Section 5 shall also apply to any shares of Common Stock acquired by or issued to any Stockholder after the date of this Agreement, including any Option Stock.

(g) For purposes of clarification, when used in this Section 5, the phrases “same per share consideration” and “equivalent terms and conditions” shall not include transaction, banking, monitoring or service fees or any other fees of a similar nature paid to the Permira Sellers whether in connection with such Tag-Along Sale or otherwise or any employment, consulting, change of control, non-compete or any other fees of a similar nature paid to the Minority Stockholder, whether in connection with such Tag-Along Sale or otherwise.

6. Company Call Rights on Termination of Management Stockholder’s Employment.

(a) If, a Management Stockholder’s employment with the Company (and/or, if applicable, its Subsidiaries) is terminated (I) by the Company for Cause or (II) by such Management Stockholder other than for Good Reason, death or Disability within two (2) years following the Effective Time (any of the foregoing a “Section 6(a) Call Event”), then the Company shall have the right to purchase from the applicable Management Stockholder, and the applicable Management Stockholder agrees to sell and transfer to the Company, all of the Company Stock then held by such Management Stockholder at a purchase price equal to the lesser of (I) Cost and (II) the Fair Market Value of such Company Stock on the date of termination of such Management Stockholder’s employment or the date of an impermissible Transfer constituting a Section 6(a) Call Event, as applicable; and

(b) If, a Management Stockholder’s employment with the Company (and/or, if applicable, its Subsidiaries) is terminated (A) by the Company other than for Cause, (B) due to the Management Stockholder’s death or Disability, (C) by such Management Stockholder for Good Reason or (D) by voluntary resignation of such Management Stockholder other than for Good Reason on or after the second anniversary of the Effective Time (each a “Section 6(b) Call Event” and together with a Section 6(a) Call Event, a “Call Event”), then the Company shall have the right to purchase from such Management Stockholder, and such Management Stockholder agrees to sell and transfer to the Company, all of the Company Stock then held by such Management Stockholder at a purchase price equal to the Fair Market Value of such Company Stock on the date of termination of such Management Stockholder’s employment.

(c) The Company shall have a period of two hundred and ten (210) days following the later of (A) the date of any Call Event, (B) with respect to any Option Stock, the last date of the applicable Management Stockholder’s exercise of his or her Options and (C) the date of discovery of an impermissible Transfer constituting a Section 6(a) Call Event, in which to give notice in writing to the applicable Management Stockholder of the Company’s election to exercise its rights pursuant to Section 6(a) or 6(b), as applicable (a “Call Notice”). The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company by the later of (x) the two hundred and tenth (210th) day after the date of such Call Event and (y) ten (10) days after the determination of Fair Market Value as provided in Annex A hereto; provided, that the deadline for payment by the Company pursuant to this Section 6 may be extended as required from time to time by the Company’s debt financing arrangements (as determined in the sole discretion of the Board) or if the Management Stockholder has failed to comply with Section 6(d). The price, if any, payable as described in this Section 6 shall be paid by delivery to the applicable Management Stockholder of a certified bank check or checks in the appropriate amount payable to the order of the applicable Management Stockholder against delivery of certificates or other instruments representing the Company Stock so purchased, appropriately endorsed or executed by the applicable Management Stockholder or its authorized representative. The Company may choose to have a designee purchase any Company Stock elected by it to be purchased hereunder so long as the Company shall bear any reasonable costs and expenses of the applicable Management Stockholder in connection with the sale to such designee that such Management Stockholder would not have otherwise incurred in connection with a sale to the Company. All references to the Company in this Section 6 shall refer to such designee as the context requires.

(d) Any payment pursuant to this Section 6 to a Management Stockholder whose employment agreement with the Company does not contain a non-competition covenant shall be conditioned on his or her signing the non-competition agreement attached hereto as Exhibit A.

7. Treasury Regulation 1.83-2 Election. Except as the Company may otherwise agree in writing, each Management Stockholder hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Common Stock acquired by such Management Stockholder (including upon Exercise of an Option) during the two (2) years following the Effective Time and such Management Stockholder further covenants and agrees that he will furnish the Company with copies of the forms of election such Management Stockholder files within thirty (30) days after the date he or she acquires any such Common Stock, and with evidence that such election has been filed in a timely manner.

8. Preemptive Rights.

(a) Each Preemptive Stockholder shall, subject to the terms of this Section 8, have the right (the “Preemptive Right”) to purchase, at its respective sole discretion, from the Company additional shares of Common Stock or other Equity Securities in the amounts and at the times and prices provided for in this Section 8, which right shall be exercisable from time to time upon each issuance by the Company of shares of Common Stock or other Equity Securities. Except as otherwise provided in this Section 8, upon each issuance by the Company of shares of Common Stock or other Equity Securities, each Preemptive Stockholder shall have the Preemptive Right to purchase from the Company a proportion of the shares of Common Stock or other Equity Securities being offered, which proportion shall be calculated as follows: (i) with respect to issuances of shares of Common Stock, a fraction, the numerator of which is the total number of shares of Common Stock owned by such Preemptive Stockholder on a fully diluted basis and the denominator of which is the total number of shares of Common Stock on a fully diluted basis and (ii) with respect to issuances of Equity Securities (other than Common Stock), that number of such securities which would allow such Preemptive Stockholder to maintain the same percentage ownership on a fully diluted basis of all shares of Common Stock after giving effect to such issuance and assuming that all such securities (and all other outstanding Equity Securities previously issued and not earlier converted, exchanged or exercised) have been converted, exchanged or exercised, as the case may be, in full in accordance with their terms as of the date of their issuance (assuming for these purposes that such securities are convertible, exchangeable or exercisable as of such date).

(b) In the event a Preemptive Stockholder elects to exercise its Preemptive Rights under this Section 8, the purchase price per share of Common Stock or other Equity Security shall be equal to the sale price per share of Common Stock or of such Equity Security sold.

(c) A Preemptive Stockholder’s rights and the Company’s obligations under this Section 8 shall be subject to the requirement that the Company give each Preemptive Stockholder five (5) Business Days’ prior written notice (the “Preemptive Offer Notice”) of its intention to issue shares of Common Stock or other Equity Securities. The Preemptive Offer Notice shall set forth the proposed purchaser or purchasers and the terms of such transaction, and shall contain sufficient detail of such terms to allow the Preemptive Stockholders to determine whether and when to exercise any of their rights under this Section 8. If a Preemptive Stockholder desires to exercise its Preemptive Rights under this Section 8, such Preemptive Stockholder shall give written notice to the Company of its intent to exercise its right within ten (10) days after receipt by such Preemptive Stockholder of the Preemptive Offer Notice. The Company shall issue the required number of shares of Common Stock or other Equity Securities against delivery of the purchase price therefor under this Section 8 on the same date as the other purchasers purchase shares of Common Stock or such securities. A Preemptive Stockholder shall have the right to exercise its Preemptive Rights in whole or in part as to each transaction giving rise to the right. In the event that the transaction set forth in the Preemptive Offer Notice shall not be consummated within one hundred twenty (120) days after deliver of the Preemptive Offer Notice, the Company shall be required to give a new notice of such transaction, and any Preemptive Stockholder’s original notice of its intent to exercise any right under this Section 8 or failure to give notice shall be of no further force or effect.

(d) The provisions of Section 8 hereof shall not apply to the issuance of shares of Common Stock or other Equity Securities (i) upon the exercise of any Company Option, warrants or other convertible securities issued or granted, or any other Common Stock, issued under any employee stock purchase plan or similar benefit program or agreement of the Company; (ii) in connection with a transaction of the type described in or subject to Rule 145 under the Securities Act, (iii) in connection with an IPO, (iv) in consideration for the acquisition of another Person’s business by the Company or any of its Subsidiaries (whether by acquisition of stock or assets, or by merger, consolidation or other similar transaction), the acquisition of any stock or assets of any Person or the formation of a joint venture, (v) to the current or future officers, employees or directors of the Company or any of its Subsidiaries (including transfers pursuant to this Agreement) (or to any entity controlled by any such officers, employees or directors), (vi) as a dividend or distribution or any subdivision or combination of securities or (vii) to the Company’s or any Subsidiaries’ lenders in connection with the incurrence, renewal or maintenance of indebtedness (including funded indebtedness).

(e) Each Preemptive Stockholder, if such Preemptive Stockholder is exercising Preemptive Rights pursuant to this Section 8, shall, as a condition to such exercise, also be required to purchase the same proportionate amount of any other securities that the purchasers of such shares of Common Stock or Options purchased in connection with the issuance of the securities subject to the Preemptive Rights.

(f) Notwithstanding the other provisions of this Section 8, if the Board reasonably determines that there is a substantial need of the Company to issue securities of the Company that would otherwise be required to be offered to the Preemptive Stockholders under this Section 8 prior to such issuance, the Company may issue such securities without first complying with this Section 8; provided, that within thirty (30) days after such issuance, the Company offers each Preemptive Stockholder the opportunity to purchase such number of securities that such Preemptive Stockholder would have been entitled to purchase pursuant to this Section 8 by sending written notice to the Preemptive Stockholders, which notice shall contain the information required under Section 8(c). In the event of an offer made by the Company pursuant to this Section 8(f), the timing and procedures for the exercise and consummation of such offer shall be the same as those set forth in this Section 8, with appropriate modifications to reflect the post-issuance delivery of the notice as contemplated in this Section 8(f).

9. Board of Directors.

(a) The number of directors (the “Directors”) constituting the Board of Directors of the Company (the “Board”), as fixed from time to time by the Board in accordance with this Agreement and the bylaws of the Company (the “Bylaws”), shall initially be six (6). Notwithstanding any provision in the Bylaws, the number of directors constituting the Board shall not be changed without the consent of the Permira Stockholders. At each annual meeting of the Stockholders, and at each special meeting of the Stockholders called for the purpose of electing directors of the Company, and at any time at which the Stockholders shall have the right to, or shall, vote for, or consent in writing to, the election of directors of the Company, then, and in each such event, the Stockholders shall vote all of the shares of Common Stock owned by them or any of their respective Affiliates for, or consent in writing with respect to such shares in favor of, the election of the following Persons to the Board:

(i) one Director who shall be the chief executive officer of the Company (the “CEO Director”), who shall initially be Bryan Livingston;

(ii) three Directors who shall be designated and approved by Permira IV Continuing L.P.1 (the “Permira Representative Directors”), who shall initially be Richard Carey, John Coyle and Henry Minello;

(iii) two Directors who shall be designated and approved by Permira IV Continuing L.P.1 (the “Permira Appointed Directors”), who shall be non-Affiliates of the Permira Stockholders, who shall initially be Philip Green and Gerard Holthaus, provided, however, that the seats to be occupied by the Permira Representative Directors may initially be vacant until Permira IV Continuing L.P.1 determines to fill such vacancies pursuant to this Agreement.

(b) The Stockholders shall vote their shares of Common Stock (i) to remove any director whose removal is required by the party or parties with the power to designate such director and (ii) to fill any vacancy created by the removal, resignation or death of a director, in each case for the election of a new director designated and approved, in accordance with the provisions of this Section 9; provided, that (x) each of the Permira Representative Directors may only be removed by Permira IV Continuing L.P.1 and (y) the CEO Director may only be removed with the consent of Permira IV Continuing L.P.1 and a majority of the votes held by all Directors, excluding the CEO Director. Vacancies on the Board shall be filled only by the party or parties with the power to designate the applicable director pursuant to this Section 9. In the event such party or parties fail to designate a director to fill any such vacancy pursuant to this Section 9, such Board seat shall remain vacant until the party or parties entitled to designate such director fills such vacancy pursuant to this Section 9.

(c) The special and exclusive voting rights contained in Section 9(a) may be exercised either at a special meeting, at any annual or special meeting of the Stockholders of the Company or by written consent in lieu of a meeting. The Directors to be elected pursuant to Section 9(a) shall serve for terms extending from the date of their election and qualification until their successors shall have been elected and qualified in accordance with Section 9(a).

(d) At all meetings of the Board, a quorum shall consist of not less than a number of Directors holding a majority of the votes held by all Directors. All actions of the Board shall require the affirmative vote of at least a majority of the votes held by all Directors (whether or not present at the meeting). Each Director shall be entitled to one vote on each matter that comes before the Board; provided, that each Permira Representative Director shall be entitled to four (4) votes on each matter that comes before the Board. From and after the date hereof, the Permira Stockholders shall be entitled, upon provision of written notice to the Company, to increase or decrease the number of votes held by any Permira Representative Director. Any action that may be taken at a meeting of the Board or any committee thereof may also be taken by written consent of Directors holding a majority of the votes held by all Directors or members of the committee holding a majority of the votes held by all members of the committee in lieu of a meeting. The parties hereto agree that the Certificate of Incorporation and Bylaws of the Company, as applicable, shall at all times authorize and permit the provisions contemplated by this Section 9(d).

(e) The Company shall pay the reasonable out-of-pocket expenses incurred by each Permira Appointed Director in connection with performing his duties as a Director, including, without limitation, the reasonable out-of-pocket expenses (including travel and lodging) incurred by such Person for attending meetings of the Board or any committee thereof.

10. Legend. Each certificate evidencing Company Stock and each certificate issued in exchange for or upon the Transfer of any Company Stock (if such shares remain Company Stock as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). OR ANY STATE “BLUE SKY” LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY

THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT, DATED AS OF JUNE 1, 2011, BY THE COMPANY AND THE PARTIES THERETO, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

The Company shall imprint such legend on certificates evidencing outstanding Company Stock.

11. Conflicting Agreement. Except for any Ancillary Documents or as otherwise contemplated by this Agreement, each Stockholder represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

12. Fees.

(a) Simultaneously herewith, the Company and Permira Advisors L.L.C. are entering into a management agreement (the “Management Agreement”) with respect to advisory services and related fees to be paid by the Company or its Subsidiaries to Permira Advisors L.L.C. following the date of this Agreement.

(b) The Company shall bear and be responsible for the reasonable out-of-pocket legal fees and expenses incurred prior to the date of this Agreement by the Management Stockholders in connection with their initial investment in the Company and the negotiation and preparation of this Agreement and the other Ancillary Documents to which they are a party, up to $100,000 in the aggregate for all Management Stockholders.

(c) The Company shall bear and be responsible for the reasonable out-of-pocket fees and expenses (including legal fees and expenses) incurred by the Permira Stockholders in connection with the negotiation and preparation of this Agreement and the other Ancillary Agreements to which they are a party.

13. Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such modification, amendment or waiver is approved in writing (i) by the Company, (ii) the Minority Stockholders representing a majority of the Common Stock held by all Minority Stockholders and (iii) the Permira Stockholders; provided, however, that no such modification, amendment or waiver shall be effective against any (i) Management Stockholder unless (A) such modification, amendment or waiver is approved by the

Management Stockholders representing a majority of the Common Stock and Option Stock held by all Management Stockholders and (B) does not treat such Management Stockholder disproportionately and adversely in any respect from all other Management Stockholders holding the same class or series of Equity Securities without such Management Stockholder’s consent and (ii) Additional Stockholder unless such modification, amendment or waiver does not treat such Additional Stockholder disproportionately and adversely in any respect from all other Additional Stockholders holding the same class or series of Equity Securities without such Additional Stockholder’s consent. Notwithstanding the foregoing, (a) the Company may from time to time add additional holders of Equity Securities of the Company as parties to this Agreement with the consent of the Permira Stockholders and without the consent or additional signatures of the other Stockholders (and amend and/or restate the Agreement, including any Schedules, Exhibits or Annexes hereto, solely to reflect such additional holders), and upon the Company’s receipt of such additional holder’s executed signature pages hereto or joinder agreement, such additional holders shall be deemed to be a party hereto (as a Minority Stockholder or otherwise) and such additional signature pages shall be a part of this Agreement and (b) in the event that the ownership of any Stockholder changes for any reason, the Company may substitute, with the consent of the Permira Stockholders and without the consent or additional signatures of the other Stockholders, an updated Schedule I hereto reflecting such changes. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Subject to compliance with the provisions of this Agreement, (i) each Permira Stockholder shall, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates to whom such Permira Stockholder transferred Common Stock in compliance with this Agreement, so long as such Affiliate remains an Affiliate of such Permira Stockholder and (ii) each Stockholder shall, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to any Person to whom such Stockholder Transferred Company Stock in compliance with this Agreement.

16. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to the Company and the Permira Stockholders at the addresses set forth below and to any Minority Stockholder at the address indicated below its name on Schedule I hereto, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 16. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

BakerCorp International Holdings, Inc.

c/o Permira Advisers, LLC

320 Park Avenue

New York NY 10022

Attention: Richard Carey

Fax: 212-386-7481

Telephone: 212-386-7477

Email: richard.carey@permira.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Christopher Ewan, Esq.

Fax: 212-859-4000

Telephone: 212-859-8167; 212-859-8875

Email: robert.schwenkel@friedfrank.com

christopher.ewan@friedfrank.com

if to the Permira Stockholders:

c/o Permira Advisers, LLC

320 Park Avenue

New York NY 10022

Attention: Richard Carey

Fax: 212-386-7481

Telephone: 212-386-7477

Email: richard.carey@permira.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Christopher Ewan, Esq.

Fax: 212-859-4000

Telephone: 212-859-8167; 212-859-8875

Email: robert.schwenkel@friedfrank.com

christopher.ewan@friedfrank.com

17. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor does it create or establish any third party beneficiary hereto.

18. Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.

19. Submission to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not, and it will cause its Affiliates not to, bring or support any such suit in any court other than such courts of the State of Delaware, as described above, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of Delaware, as described above, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware and (vi) agrees that service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 16 herein.

20. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 21 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

21. Entire Agreement. This Agreement and the Ancillary Documents and the other writings referred to herein or delivered pursuant hereto or which make specific reference to this Section 20 form a part hereof and contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

24. Remedies. Each party hereto shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

25. Termination. This Agreement shall terminate on the earliest to occur of (a) immediately prior to the consummation of an IPO, (b) consummation of a Drag-Along Sale and (c) the mutual written consent of (i) the Company, (ii) the Permira Stockholders, (iii) holders of a majority of the Common Stock and Option Stock held by the Minority Stockholders; and (iv) holders of a majority of the Common Stock and Option Stock held by the Management Stockholders. The rights and obligations of a Stockholder under this Agreement shall terminate at such time as such Stockholder no longer owns any shares of Company Stock or Option Stock.

26. Information. Upon request by any Minority Stockholder and its Permitted Transferees, the Company agrees to make available, as soon as reasonably practicable, the quarterly income statement, cash flow statement and balance sheet of the Company and its Subsidiaries on a consolidated basis for the year-to-date to such Minority Stockholder and its Permitted Transferees so long as (i) such Minority Stockholder or Permitted Transferee owns Common Stock or Option Stock and (ii) the Company is not then required to file reports with the SEC under the Securities Exchange Act of 1934, as amended.

Annex A–Defined Terms

“Additional Stockholders” shall have the meaning set forth in the preamble.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Documents” means, collectively, the Contributions Agreement, the Subscription Agreements, the Registration Rights Agreement, the Management Agreement and the Employment Documents.

“Board” shall have the meaning set forth in Section 9(a).

“Breaching Drag-Along Stockholder” shall have the meaning set forth in Section 4(c).

“Bylaws” shall have the meaning set forth in Section 9(a).

“Call Event” shall have the meaning set forth in Section 6(b).

“Call Notice” shall have the meaning set forth in Section 6(c).

“Cause” means, with respect to any Management Stockholder who is a party to an employment agreement with any member of the Company Group, “Cause” as such term may be defined in such employment agreement, or, if there is no such employment agreement, “Cause” shall mean (any of the following, as reasonably determined in good faith by the Board): (i) commission by the Management Stockholder of a felony (or a crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by the Management Stockholder of funds or other assets of the Company Group or any other act of fraud or material dishonesty with respect to the Company Group (including acceptance of any bribes or kickbacks); (iii) intentional, grossly negligent or unlawful misconduct by the Management Stockholder that causes material harm to the Company Group or exposes the Company Group to a substantial risk of material harm; (iv) the Management Stockholder’s violation of a Law regarding employment discrimination or sexual harassment; (v) the Management Stockholder’s repeated failure to follow the reasonable directives of a supervisor (or the Board (or person(s) exercising a managerial function similar to the Board) which failure has not been cured by the Management Stockholder within thirty (30) days after written notice to the Management Stockholder of such failure; (vi) the unauthorized dissemination by the Management Stockholder of Confidential Information which causes material harm to the Company Group or exposes the Company Group to material harm; (vii) a material breach of any non-competition, non-solicitation, confidentiality or similar agreement with the Company Group; or (viii) a material breach of this Agreement which breach has not been cured by the Management Stockholder within thirty (30) days after written notice to the Management Stockholder of such breach (which 30-day cure period shall only be required if such breach is capable of being cured). In the event that the Board believes that Cause may exist, it shall provide the Management Stockholder with the opportunity to promptly (and in any event, not later than the date and time specified by the Board in writing for responding to its request for information, which date shall be reasonable given the circumstances that are being evaluated with regard to whether Cause may exist) provide the Board with information relevant to the Board’s ultimate determination as to whether Cause exists.

“CEO Director” shall have the meaning set forth in Section 8(a)(i) hereof.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or amended and restated from time to time, as filed with the Secretary of State of the State of Delaware.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

“Common Stock” means (i) the Company’s common stock, par value $0.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

“Company” shall have the meaning set forth in the preamble.

“Company Group” shall mean the Company and any of its Subsidiaries or Affiliates.

“Company Stock” means, from time to time, (i) any Common Stock held by a Stockholder and (ii) any other Equity Securities of the Company held by a Stockholder.

“Confidential Information” means proprietary and confidential information regarding the Company or its Subsidiaries that is not generally available to the public, including (to the extent that it is not so generally available): (1) information regarding the Company or its Subsidiaries’ business, operations, financial condition, customers, vendors, sales representatives and other employees; (2) projections, budgets and business plans regarding the Company or its Subsidiaries; (3) information regarding the Company or its Subsidiaries’ planned or pending acquisitions, divestitures or other business combinations; (4) the Company or its Subsidiaries’ trade secrets and proprietary information; and (5) the Company or its Subsidiaries’ technical information, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae. For purposes of the preceding sentence, information is not treated as being generally available to the public if it is made public by the Management Stockholders in violation of this Agreement.

“Contribution Agreements” shall have the meaning set forth in the recitals.

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“Cost” means (i) for any Common Stock acquired by the Management Stockholder at the Effective Time or pursuant to the exercise of Options granted at the Effective Time, the applicable per share purchase price (or Option exercise price, as applicable) paid by the Management Stockholder for such Common Stock or the amount paid by the Management Stockholder for such Common Stock pursuant to the Contribution Agreements, as applicable and (ii) for any Common Stock acquired by the Management Stockholder after the Effective Time or pursuant to the exercise of Options granted after the Effective Time, the applicable per share purchase price (or Option exercise price, as applicable) paid by the Management Stockholder for such Common Stock.

“Director” shall have the meaning set forth in Section 9(a).

“Disability” means “Disability” as such term may be defined in any employment agreement between the Management Stockholder and any member of the Company Group or, if there is no such employment agreement, “Disability” shall mean that (1) the Management Stockholder is suffering from an illness, injury, impairment or other disability that has caused (or the Board reasonably determines will cause) the Management Stockholder to be unable to perform its duties with any member of the Company Group for ninety (90) consecutive days or for one hundred and twenty (120) cumulative days during any one hundred and eighty (180) day period; (2) the Management Stockholder, the Management Stockholder’s spouse or a minor child of the Management Stockholder has been diagnosed with a disease or illness that a medical doctor reasonably acceptable to the Management Stockholder and the Company has certified is terminal; or (3) the Management Stockholder is receiving long term disability benefits under any policy, plan or program (such inability is hereinafter referred to as “Disability” or being “Disabled”).

“Drag-Along Notice” shall have the meaning set forth in Section 4(b).

“Drag-Along Proxy Holder” shall have the meaning set forth in Section 4(c).

“Drag-Along Sale” shall have the meaning set forth in Section 4(a).

“Dragged Stockholder” shall have the meaning set forth in Section 4(a).

“Effective Time” means the effective time of the Merger, as set forth in the Merger Agreement.

“Employment Documents” means any employment agreement entered into by a Management Stockholder and any member of the Company Group, the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan, the B-Corp. Holdings, Inc. 2005 Stock Incentive Plan and the related Non-Qualified Stock Option Agreement(s).

“Encumbrance” means any lien, mortgage, lease, easement, servitude, levy, right of way, charge, pledge, security interest, covenant, condition, restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement creating any of the foregoing.

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“Equity Securities” means any (i) capital stock of any class or series, (ii) options, warrants or other securities convertible into or exercisable or exchangeable for such capital stock, (iii) options, warrants or other securities convertible into or exercisable or exchangeable for such securities described in clause (ii), or (iv) any other rights to acquire, directly or indirectly, such capital stock.

“Exercise” means, with respect to any Option, to exercise or exchange that Option for shares of Common Stock or convert it into shares of Common Stock.

“Fair Market Value” means, on a given date, (i) if there is a public market for the shares on such date, the closing trading price of the Common Stock or Company Stock, as applicable, on such stock exchange on which the shares are principally trading on the date in question, or if there were no sales on such date, on the closest preceding date on which there were sales of shares, or (ii) if there is no public market for the shares on such date, as determined in good faith by the Board (such determination to be consistently applied from time to time). The determination of Fair Market Value will not give effect to any restrictions on transfer of the shares, discounts for lack of marketability or the fact that such shares would represent a minority interest in the Company. If the applicable Management Stockholder disagrees in good faith with the determination of Fair Market Value by the Board, the applicable Management Stockholder shall notify the Board in writing no later than twenty (20) days following his or her receipt of such determination and shall set forth his or her reason(s) for disagreement and his or her assessment of Fair Market Value. If the Board and the applicable Management Stockholder are unable to reach agreement regarding Fair Market Value in the thirty (30) days following the receipt by the Board of the applicable Management Stockholder’s notification, an independent appraiser shall be selected in good faith by the Board to determine the Fair Market Value. The determination of Fair Market Value by an independent appraiser will be made without giving effect to any restrictions on transfer of the shares, discounts for lack of marketability or the fact that such shares would represent a minority interest in the Company and shall be final and binding on the Company and the applicable Management Stockholder. The costs and expenses of such independent appraiser decision shall be borne solely by the Company. In the case of an Option, Fair Market Value means the Fair Market Value of the Common Stock underlying the Option, less the Option’s exercise price.

“Family Group” means any given Stockholder, along with any trust, foundation or similar entity controlled by such Stockholder, the only beneficiaries of which, or a corporation, partnership or limited liability company, the only stockholders, limited and/or general partners or members, as the case may be, of which, include only such Stockholder, such Stockholder’s parents, such Stockholder’s spouse, such Stockholder’s descendents (whether natural or adopted), and spouses of such Stockholder’s descendants.

“Good Reason” means, with respect to any Management Stockholder who is a party to an employment agreement with any member of the Company Group, “Good Reason” as such term may be defined in such employment agreement or, if there is no such employment agreement or it is not defined therein, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Management Stockholder, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Management Stockholder to the Company of the occurrence

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of any one of the following: (i) material diminution in the Management Stockholder’s base salary or target bonus opportunity; (ii) material diminution in the executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) relocation of the Management Stockholder’s primary work location by more than fifty (50) miles from its then current location. The Management Stockholder must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after first becoming aware of the occurrence of such circumstances, and must thereafter terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above.

“Government Entity” means any federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity and any self-regulatory organization (including in each case any branch, department or official thereof).

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under, or any filing or other notice made to, any Government Entity or pursuant to any Law.

“Group” means two or more Persons who agree to act together for the purpose of acquiring, holding, voting or disposing of Stock.

“Initial Contribution Agreement” shall have the meaning set forth in the recitals.

“IPO” means the initial bona fide underwritten public offering and sale of Common Stock (or other Equity Securities of the Company or any Subsidiary of the Company, or of any successor of the Company or any of its Subsidiaries) pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) filed under the Securities Act.

“Law” means any law, statute, ordinance, rule, regulation, code, judgment, decree, order, award, decision, injunction, settlement, process, ruling, subpoena, verdict or governmental authorization (in each applicable case, whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered into by a Government Entity.

“Majority Sellers” shall have the meaning set forth in Section 4(a).

“Management Agreement” shall have the meaning set forth in Section 12(a).

“Management Stockholders” shall have the meaning set forth in the preamble.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the recitals.

“Minority Stockholders” shall have the meaning set forth in the preamble.

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“Option Agreements” shall have the meaning set forth in the recitals.

“Option Stock” shall mean all shares of Common Stock or other capital stock of the Company received or to be received by a Management Stockholder upon the Exercise or other settlement of an Option.

“Options” shall have the meaning set forth in the recitals.

“Permira Appointed Directors” shall have the meaning set forth in Section 9(a)(iii).

“Permira Representative Directors” shall have the meaning set forth in Section 9(a)(ii).

“Permira Stockholders” shall have the meaning set forth in the preamble.

“Permitted Transferee” shall have the meaning set forth in Section 3(b).

“Person” means any individual, firm, company, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Preemptive Offer Notice” has the meaning set forth in Section 8(b).

“Preemptive Right” has the meaning set forth in Section 8(a).

“Preemptive Stockholders” means (i) the Permira Stockholders and (ii) each Minority Stockholder who is a director of the Company or employed by the Company or any of its Subsidiaries at the time of the Preemptive Offer Notice and who is an “accredited investor” (as defined in Rule 501 (a) under the Securities Act) or, if not an accredited investor, each such Management Stockholder who has retained a “purchaser representative” (as defined in Rule 501(h) under the Securities Act) or has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of such investment in Equity Securities being offered in connection with the Preemptive Rights.

“Registration Rights Agreement” means the registration rights agreement, dated as of the date of this Agreement, by and among the Company, the Permira Stockholders and certain Minority Stockholders signatory thereto.

“Section 6(a) Call Event” shall have the meaning set forth in Section 6(a).

“Section 6(b) Call Event” shall have the meaning set forth in Section 6(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Stockholders” shall have the meaning set forth in the preamble and shall include their respective successors and permitted assigns.

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“Subscription Agreements” shall have the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

“Tag-Along Exercise Period” shall have the meaning set forth in Section 5(b).

“Tag-Along Notice” shall have the meaning set forth in Section 5(b).

“Tag-Along Right” shall have the meaning set forth in Section 5(a).

“Tag-Along Sale” shall have the meaning set forth in Section 5(a).

“Tag-Along Shares” shall have the meaning set forth in Section 5(a).

“Target” shall have the meaning set forth in the recitals.

“Third Party Purchaser” shall have the meaning set forth in Section 4(a).

“Transfer” shall have the meaning set forth in Section 3(a).

* * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the day and year first above written.

BAKERCORP INTERNATIONAL HOLDINGS, INC.

By:	/s/ Richard Carey
Name: RICHARD CAREY
Title: CEO, President & Secretary

[Signature Page to Stockholders’ Agreement]

PERMIRA IV CONTINUING L.P.1 By: PERMIRA IV MANAGERS LIMITED as general partner of PERMIRA IV MANAGERS L.P. as manager of PERMIRA IV CONTINUING L.P.1

By:	/s/ Kees Jager
Name: Kees Jager
Title: As Alternate Director to Vic Holmes

PERMIRA IV CONTINUING L.P.2 By: PERMIRA IV MANAGERS LIMITED as general partner of PERMIRA IV MANAGERS L.P. as manager of PERMIRA IV CONTINUING L.P.2

By:	/s/ Kees Jager
Name: Kees Jager
Title: As Alternate Director to Vic Holmes

PERMIRA INVESTMENTS LIMITED By: PERMIRA NOMINEES LIMITED as nominee for PERMIRA INVESTMENTS LIMITED

By:	/s/ Kees Jager
Name: Kees Jager
Title: As Alternate Director to Vic Holmes

P4 CO-INVESTMENT L.P. By: PERMIRA IV GP LIMITED as general partner of PERMIRA IV G.P. L.P. as general partner of P4 CO-INVESTMENT L.P.

By:	/s/ Kees Jager
Name: Kees Jager
Title: As Alternate Director to Vic Holmes

[Signature Page to Stockholders’ Agreement]

MANAGEMENT STOCKHOLDERS

/s/ Paul Cummins
Paul Cummins

/s/ David F. Haas
David F. Haas

/s/ James H. Leonetti
James H. Leonetti

/s/ Robert B. Livingston
Robert B. Livingston

/s/ Amy M. Paul
Amy M. Paul

/s/ Mark D. Pugh
Mark D. Pugh

[Signature Page to Stockholders’ Agreement]

ADDITIONAL STOCKHOLDERS

/s/ Philip Green
Philip Green

/s/ Gerard Holthaus
Gerard Holthaus

/s/ Wolfgang Buchele
Wolfgang Buchele

[Signature Page to Stockholders’ Agreement]

Schedule 1

BakerCorp – POST Transaction Capitalization Table

Post-Capitalization Share and Option Summary

	Shares	Options
Robert B. Livingston	—	38,578
James H. Leonetti	—	8,936
David F. Haas	—	17,455
Mark D. Pugh	—	19,378
Paul Cummins	—	10,362
Amy M. Paul	—	5,828
Richard Schroebel	6,093	—
Albert Larsen	3,108	4,415
David Igata	1,259	4,181
Jon Heslin	1,622	13,299
Mehrzad Emanuel	14,173	8,919
Shanen Foye	—	5,439
Kevin Boicken	1,390	—
Danny Goynes	—	2,100
Jurgen Verschoor	2,087	9,713
Neal Crost	—	8,547
Chiheb Kallala	2,578	1,278
Mark Solis	—	1,436
Erika Caramella	15	97
Eric J. Ohsfeldt	—	4,273
Charles Rickman	388	388
Mike Brown	1,031	2,952
Brian Van Wicklen	2,578	2,558
Bill Wood	—	2,556
Keith Cummings	—	1,554
Thomas Gaebel	—	1,165
Harvey Johnson	—	1,554
Tom Bullis	77	233

Subtotal—Management & Employees	36,399	177,194

Philip Green	5,000	—
Gerard Holthaus	5,000	—
Wolfgang Buchele	5,000	—

Subtotal—Non-Employee Directors	51,399	177,194

Permira IV Continuing L.P. 1	1,069,397	—
Permira IV Continuing L.P. 2	2,559,520	—
Permira Investments Limited (“PIL”)	87,409	—
P4 Co-Investment L.P. (“CIS”)	24,814	—

Subtotal—Permira Funds	3,741,140	—

TOTAL	3,792,539	177,194

EXHIBIT A

Non-Competition Agreement

This Non-Competition Agreement (this “Non-Competition Agreement”) is made and entered into by and between [•] (“Management Stockholder”) and BakerCorp International Holdings, Inc. (the “Company”) on             (the “Effective Time”). Terms used but not defined herein shall have the meaning given to such terms in the Stockholders Agreement.

WHEREAS, the Company and Management Stockholder are parties to Stockholders’ Agreement, dated             , 2011 (the “Stockholders Agreement”);

NOW, THEREFORE, in consideration of the promises and agreements set forth below, Management Stockholder and the Company agree as follows:

1. Non-Competition. For the period beginning on the Effective Time and ending two (2) years after the Effective Time, Management Stockholder shall not, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages anywhere in North America in any business or activity which is in competition with any aspect of the Business (as such term is defined below), provided, however, that nothing herein shall prohibit the Management Stockholder from (a) being a purely passive owner of, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity in any of the foregoing lines of business or (b) having non-controlling ownership of interests in any investment fund that may directly or indirectly invest in entities in any of the foregoing lines of business, so long as, in the case of each of the preceding clauses (a) and (b), the Management Stockholder does not participate in any way in the management, operation or control of such entity. In addition, the provisions of this Section 1 shall not be violated by the Management Stockholder commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Business so long as the Management Stockholder and such subsidiary, division or unit does not engage in a business in competition with the Business; provided, that, that the Management Stockholder has notified the Company in advance of commencing such employment and has notified his or her new employer of the restrictions of this paragraph.

2. Definitions

a. “Business” means the business (i) of leasing temporary containment equipment, pumps, filtration equipment and related accessories, (ii) of selling pumps and related accessories, and (iii) as conducted or contemplated to be conducted (in the case of contemplated conduct, as evidenced by tangible business activities that have been undertaken by any member of the Company Group or actions, activities or plans approved by the board of directors of the Company) by the Company Group on the Effective Time.

b. “Common Stock” means (i) the Company’s common stock, par value $0.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

c. “Company Group” means individually and collectively the Company and each of its direct and indirect subsidiaries.

d. “Rollover Stock” means (i) Common Stock acquired pursuant to exercise of an option to purchase Common Stock or (ii) a share of Common Stock, in each case contributed pursuant to the Contribution Agreements.

3. Entire Agreement. This Non-Competition Agreement contains the entire agreement and understanding between the Management Stockholder and the Company concerning the matters described herein. It supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties with respect to such matters. The terms of this Non-Competition Agreement cannot be changed except in a subsequent document signed by both parties.

4. Severability. Whenever possible, each provision or portion of any provision of this Non-Competition Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Non-Competition Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Non-Competition Agreement in that jurisdiction or the validity or enforceability of this Non-Competition Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Non-Competition Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

5. Governing Law. This Non-Competition Agreement shall be governed by the internal laws of the State of California, without regard to its conflict of laws principles.

6. Counterparts. This Non-Competition Agreement may be executed in counterparts and will be as fully binding as if signed in one entire agreement.